UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2024

CNX Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 Horizon Vue Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	—	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

CNX Resources Corporation (“CNX” or the “Company”) as borrower and certain of its subsidiaries as guarantor loan parties entered into a new Fourth Amended and Restated Credit Agreement for a senior secured revolving credit facility, dated as of May 17, 2024 (the “CNX Credit Agreement”) and maturing on May 17, 2029, with certain lenders and PNC Bank, National Association as administrative agent and collateral agent. The new senior secured revolving credit facility has a $2.25 billion borrowing base and $1.4 billion elected commitments and replaces the Company’s existing senior secured revolving credit facility which had a $2.25 billion borrowing base and $1.35 billion elected commitments, had been entered into as of October 6, 2021 (together with all amendments, supplements and modifications thereto, the “Existing CNX Facility”), and had a maturity of October 6, 2026.

CNX Midstream Partners LP, a wholly owned subsidiary of CNX (“CNXM” or the “Partnership”), as borrower and certain of its subsidiaries as guarantor loan parties entered into a new Second Amended and Restated Credit Agreement for a senior secured revolving credit facility, dated as of May 17, 2024 (the “CNXM Credit Agreement”) and maturing on May 17, 2029, with certain lenders and PNC Bank, National Association as administrative agent and collateral agent. The new $600.0 million senior secured revolving credit facility replaced the Company’s existing $600.0 million senior secured revolving credit facility which had been entered into as of October 6, 2021 (together with all amendments, supplements and modifications thereto, the “Existing CNXM Facility”) and had a maturity of October 6, 2026. The CNX Midstream facility is not subject to semi-annual redetermination.

A copy of the CNX Credit Agreement and the CNXM Credit Agreement are filed as Exhibit 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference. The description of the CNX Credit Agreement and the CNXM Credit Agreement in this Form 8-K is a summary and is qualified in its entirety by the terms of the CNX Credit Agreement and the CNXM Credit Agreement, as applicable.

CNX Credit Agreement

The CNX Credit Agreement provides for a secured revolving credit facility (the “CNX Credit Facility”) in an aggregate outstanding principal amount of up to $1.4 billion, including borrowings and letters of credit. In addition to refinancing all outstanding amounts under the Existing CNX Facility, borrowings under the CNX Credit Facility may be used by CNX for general corporate purposes.

The availability under the CNX Credit Facility, including availability for letters of credit, is generally limited to a borrowing base, which is determined by the required number of lenders in good faith by calculating a loan value of the Company’s proved reserves.

Interest on outstanding indebtedness under the CNX Credit Facility currently accrues, at the Company’s option, at a rate based on either:

•

the highest of (i) PNC Bank, National Association’s prime rate, (ii) the federal funds open rate plus 0.50%, and (iii) the one-month SOFR rate plus 1.0%, in each case, plus a margin ranging from 0.75% to 1.75%; or

•	the SOFR rate plus a margin ranging from 1.85% to 2.85%.

The CNX Credit Facility matures on May 17, 2029, provided that if at any time on or after (1) January 30, 2026 (or October 31, 2025, if any Pari Passu Term B Debt (as defined in the CNX Credit Facility) is outstanding with a springing maturity date), if any of the Company’s 2.25% Convertible Senior Notes due 2026 are outstanding and (a) availability under the CNX Credit Facility minus (b) the aggregate principal amount of all such outstanding Convertible Senior Notes is less than 20% of the aggregate commitments under the CNX Credit Facility, or (2) October 16, 2028 (or July 17, 2028, if any Pari Passu Term B Debt is outstanding with a springing maturity date), if any of the Company’s 6.0% Senior Notes due 2029 are outstanding and (a) availability under the CNX Credit Facility minus (b) the aggregate principal amount of all such outstanding Senior Notes is less than 20% of the aggregate commitments under the CNX Credit Facility (the first such date on which the circumstances in either clause (1) or clause (2) shall exist, the “Springing Maturity Date”), then the CNX Credit Facility will mature on the Springing Maturity Date.

The CNX Credit Facility requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain affirmative and negative covenants to which CNX and certain of its subsidiaries must adhere.

The affirmative covenants include, among others: (i) preservation of existence; (ii) payment of obligations, including taxes; (iii) maintenance of properties, insurance, leases, books and records and material contracts; (iv) compliance with laws; (v) use of proceeds; (vi) subordination of intercompany loans; (vii) anti-terrorism laws; and (viii) collateral.

The negative covenants of the CNX Credit Facility include restrictions on the ability of CNX and its subsidiary guarantors except in certain circumstances to: (i) create, incur, assume or suffer to exist indebtedness; (ii) create or permit to exist liens on their properties; (iii) prepay certain indebtedness unless there is no default or event of default under the CNX Credit Facility; (iv) make or pay any dividends or distributions in excess of certain amounts; (v) merge with or into another person, liquidate or dissolve; or acquire all or substantially all of the assets of any going concern or going line of business or acquire all or a substantial portion of another person’s assets; (vi) make particular investments and loans; (vii) sell, transfer, convey, assign or dispose of its assets or properties other than in the ordinary course of business and other select instances; (viii) deal with any affiliate except in the ordinary course of business on terms no less favorable to CNX than it would otherwise receive in an arm’s length transaction; (ix) other than CNX, issue additional equity to any person other than CNX or certain of its subsidiaries; (x) amend in any material manner its certificate of incorporation, bylaws, or other organizational documents without giving prior notice to the lenders and, in some cases, obtaining the consent of the lenders. In addition, the Company is obligated to maintain at the end of each fiscal quarter (x) a maximum net leverage ratio of no greater than 3.50 to 1.00; and (y) a minimum current ratio of at least 1.00 to 1.00; both as calculated in accordance with the terms and definitions determining such ratios contained in CNX Credit Agreement. The CNX Credit Agreement also contains various reporting requirements.

The CNX Credit Facility also contains customary events of default, including, but not limited to, a cross-default to certain other debt, breaches of representations and warranties, change of control events and breaches of covenants.

The obligations under the CNX Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries pursuant to the Fourth Amended and Restated Security Agreement, the Third Amended and Restated Patent, Trademark and Copyright Security Agreement and various mortgages.

CNXM Credit Agreement

The CNXM Credit Agreement provides for a secured revolving credit facility (the “CNXM Credit Facility”) in an aggregate outstanding principal amount of up to $600 million, including borrowings and letters of credit. In addition to refinancing all outstanding amounts under the Existing CNXM Facility, borrowings under the CNXM Credit Facility may be used by CNXM for general corporate purposes.

Interest on outstanding indebtedness under the CNXM Credit Facility currently accrues, at the Partnership’s option, at a rate based on either:

•

the highest of (i) PNC Bank, National Association’s prime rate, (ii) the federal funds open rate plus 0.50%, and (iii) the one-month SOFR rate plus 1.0%, in each case, plus a margin ranging from 0.75% to 2.00%; or

•	the SOFR rate plus a margin ranging from 1.85% to 3.10%.

The CNXM Credit Facility matures on May 17, 2029.

The CNXM Credit Facility requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain affirmative and negative covenants to which CNXM and certain of its subsidiaries must adhere.

The affirmative covenants include, among others: (i) preservation of existence; (ii) payment of obligations, including taxes; (iii) maintenance of properties, insurance, permits, books and records and material contracts; (iv) compliance with laws; (v) use of proceeds; (vi) subordination of intercompany loans; (vii) anti-terrorism laws; and (viii) collateral.

The negative covenants of the CNXM Credit Facility include restrictions on the ability of CNXM, its subsidiary guarantors and certain of its non-guarantor, non-wholly-owned subsidiaries, except in certain circumstances, to: (i) create, incur, assume or suffer to exist indebtedness; (ii) create or permit to exist liens on their properties; (iii) prepay certain indebtedness unless there is no default or event of default under the CNXM Credit Facility; (iv) make or pay any dividends or distributions in excess of certain amounts; (v) merge with or into another person, liquidate or dissolve; or acquire all or substantially all of the assets of any going concern or going line of business or acquire all or a substantial portion of another person’s assets; (vi) make particular investments and loans; (vii) sell, transfer, convey, assign or dispose of its assets or properties other than in the ordinary course of business and other select instances; (viii) deal with any affiliate except in the ordinary course of business on terms no less favorable to CNXM than it would otherwise receive in an arm’s length transaction; (ix) amend in any material manner its certificate of incorporation, bylaws, or other organizational documents without giving prior notice to the lenders and, in some cases, obtaining the consent of the lenders. In addition, the Partnership is obligated to maintain at the end of each fiscal quarter (x) a maximum net leverage ratio of no greater than between 5.00 to 1.00 ranging to no greater than 5.25 to 1.00 in certain circumstances; (y) a maximum secured leverage ratio of no greater than 3.25 to 1.00 and (z) a minimum interest coverage ratio of no less than 2.50 to 1.00; in each case as calculated in accordance with the terms and definitions determining such ratios contained in CNXM Credit Agreement. The CNXM Credit Agreement also contains various reporting requirements.

The CNXM Credit Facility also contains customary events of default, including, but not limited to, a cross-default to certain other debt, breaches of representations and warranties, change of control events and breaches of covenants.

The obligations under the CNXM Credit Agreement are secured by substantially all of the assets of the Partnership and its wholly-owned subsidiaries pursuant to the Second Amended and Restated Security Agreement, the Amended and Restated Patent, Trademark and Copyright Security Agreement and various mortgages.

The descriptions set forth above are not complete and are subject to and qualified in their entirety by reference to the complete text of the Credit Agreements, a copy of which is filed herewith as exhibit 10.1 and 10.2 and the terms of which are incorporated by reference. Each Credit Agreement is being filed herewith solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about CNX or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the Credit Agreements are made solely for purposes of those agreements and are made as of specific dates; are solely for the benefit of the parties thereto; may be made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of CNX or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Credit Agreements, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of the Exhibit

10.1	Fourth Amended and Restated Credit Agreement, dated as of May 17, 2024, by and among CNX Resources Corporation, the guarantors party thereto from time to time, the lenders party thereto from time to time and PNC Bank, National Association, as administrative agent and collateral agent.

10.2	Second Amended and Restated Credit Agreement, dated as of May 17, 2024, by and among CNX Midstream Partners LP, the guarantors party thereto from time to time, the lenders party thereto from time to time and PNC Bank, National Association, as administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNX RESOURCES CORPORATION

By:	/s/ Alan K. Shepard
Name:	Alan K. Shepard
Title:	Chief Financial Officer

Dated: May 17, 2024